Exhibit 10.46

COCA-COLA REFRESHMENTS
EXECUTIVE PENSION PLAN

(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2011)

Classified - Internal use

ARTICLE I
INTRODUCTION AND PURPOSE

1.1.          Purpose.  The purpose of the Coca-Cola Refreshments Executive Pension Plan (the “Plan”) is to supplement, for a select group of eligible executives of the Company and Affiliates that have adopted the Plan, the retirement benefits provided under the Coca-Cola Refreshments USA, Inc. Employees’ Pension Plan.

1.2.          Amendment and Restatement.  The Company hereby amends and restates the Plan, generally effective January 1, 2011, provided that the restatement is effective October 2, 2010 with respect to the changes in the Company and effective December 13, 2010 with respect to the administrative body and procedures under the Plan.  This Plan is a continuation of the Coca-Cola Enterprises Inc. Executive Pension Plan, which was maintained by Coca-Cola Enterprises Inc., the predecessor to the Company.

1.3.          Transfer of Certain Liabilities.  Effective October 2, 2010, the liabilities under the Plan associated with employees of International CCE Inc. (“International CCE Participants”) on that date were transferred to and assumed by International CCE Inc. under the Coca-Cola Enterprises, Inc. Executive Pension Plan established by International CCE Inc., at which time the International CCE Participants ceased to be Participants in this Plan.

ARTICLE II
DEFINITIONS

“Affiliates” means all entities treated as a single service recipient or employer with the Company pursuant to Code section 409A.

“Beneficiary” means (i) the beneficiary designated by the Participant in accordance with the procedures established by the Benefits Committee, (ii) if the Participant has not designated a beneficiary or such beneficiary is no longer living, the Participant’s Surviving Spouse, and (iii) if there is no designated beneficiary or Surviving Spouse, the Participant’s estate.

“Benefits Committee” means The Coca-Cola Company Benefits Committee.  Any actions taken and procedures established by the predecessor committee under this Plan shall continue in effect unless and until changed by the Benefits Committee.

“Benefit Service” shall have the same meaning as “Benefit Service” under the Pension Plan and shall be determined in the same manner as under the Pension Plan, provided, however, that service after 2010 shall be taken into account without regard to the Pension Plan freeze on Benefit Service as of December 31, 2010.

“Cash Balance Account Base Benefit” means the Participant’s Cash Balance Account under the Pension Plan converted to an immediate single life annuity using the actuarial factors in the Pension Plan.

“Code” means the Internal Revenue Code of 1986, as amended.  Reference to any section of the Code includes reference to any regulations promulgated thereunder, and any related administrative guidance, notice, or ruling that amends or supplements such section.

“Company” means Coca-Cola Refreshments USA, Inc., a Delaware corporation, or its successor or successors.

“Compensation” means those amounts included in the definition of “Compensation” under the Pension Plan determined without regard to the limits of Code Section 401(a)(17), plus any amounts deferred by the Participant under the Supplemental MESIP and any other nonqualified deferred compensation arrangement between the Employer and the Participant, provided such amounts shall be considered only in the year in which they are first deferred and not in any later year, including the year(s) of receipt.  Compensation shall not include any amounts paid under a severance plan of the Employer or a severance agreement with the Employer.

“Eligible Employee” means an Employee who is employed in a position classified as within the Global Leadership, Executive Leadership, Strategic Leadership, or Business Unit/Functional Leadership band, or in a position otherwise determined to be eligible for participation by the Benefits Committee.

“Employee” means any person who is an employee on the payroll of the Employer and shall exclude any person not on the payroll of the Employer, such as an independent contractor or person paid by a temporary staffing or similar agency, even if a court or administrative agency determines at any time that such an individual is a common law employee of the Employer.

“Employer” means the Company and any Affiliate adopting the Plan with the consent of the Company.

“Final Average Earnings” shall be determined in the same manner as “Final Average Earnings” under the Pension Plan, provided, however, that Compensation shall be used in making such determination, Compensation earned in years after 2010 shall be taken into account without regard to the Pension Plan freeze on Final Average Earnings as of December 31, 2010, and Compensation earned in the year in which the Participant Separates from Service shall be considered Compensation earned in a complete calendar year.

“Final Average Earnings Base Benefit” means the Final Average Earnings Benefit the Participant would receive under the Pension Plan excluding any portion of such benefit attributable to (i) a rollover to the Pension Plan from a defined contribution plan, (ii) any “add on” benefits relating to certain merged plans as described in the definition of “Final Average Earnings Benefit” under the Pension Plan, or (iii) any early retirement supplement paid pursuant to Article IV.I (or any successor provision) of the Pension Plan, and determined before any applicable offset to such retirement benefit as described in the definition of “Final Average Earnings Benefit” under the Pension Plan.

“Normal Retirement Age” means age 65.

“Participant” means an Eligible Employee who satisfied the requirements for participation in the Plan.  Any current or former Employee who has an interest under the Plan shall also be considered a Participant.

“Pension Plan” means the Coca-Cola Refreshments Employees’ Pension Plan.

“Plan” means the Coca-Cola Refreshments USA, Inc. Executive Pension Plan.

“Plan Year” means the 12-month period beginning each January 1st and ending on the next December 31st.

“Related Company” shall have the same meaning as “Related Company” under the Pension Plan.

“Separation from Service” or “Separates from Service” means a separation from service, within the meaning of Code section 409A, with the Employer and all Affiliates, applying the special rules regarding military service and periods of leave treated as continued employment pursuant to Treas. Reg. §1.409A-1(h)(1)(i) and using a 50% threshold for the level of service rather than 20% under Treas. Reg. §1.409A-1(h)(1)(ii).

“Social Security Taxable Wage Base” means, with respect to any calendar year, the contribution and benefit base in effect under Section 230 of the Social Security Act at the beginning of the calendar year.

“Supplemental MESIP” means the Coca-Cola Refreshments USA, Inc. Supplemental Matched Employee Savings and Investment Plan.

“Supplemental Pension Plan” means the Coca-Cola Refreshments Supplemental Pension Plan.

“Surviving Spouse” shall have the same meaning as “Surviving Spouse” under the Pension Plan.  As under the Pension Plan, references to a “Surviving Spouse” or “spouse” shall be interpreted to refer to a person of the opposite sex to whom the Participant is legally married, and references to “married” or “unmarried” shall be interpreted to refer to a legal marriage to a person of the opposite sex.

“Vesting Service” shall have the same meaning as “Vesting Service” under the Pension Plan and shall be determined, for purposes of the Plan, in the same manner as under the Pension Plan.  Notwithstanding the preceding sentence, “Vesting Service” may also, in the sole discretion of the Benefits Committee, include periods of service granted under an employment, severance, settlement or other written agreement between the Participant or a Related Company and the Employer.

ARTICLE III
PARTICIPATION

3.1.          Initial Participation.  An Employee shall become a Participant in the Plan on the later of the date on which he (a) becomes an Eligible Employee or (b) becomes a participant in the Pension Plan.  Notwithstanding the foregoing, no Employee whose most recent hire date with the Company or any Affiliate is after October 1, 2010 shall become a Participant in the Plan.

3.2.          Cessation of Participation.  A Participant who ceases to be an Eligible Employee as a result of a change in his employment classification shall no longer be a Participant and shall not be entitled to accrue a benefit under the Plan after the last day of the year in which the change in employment classification occurs or after such other applicable date determined by the Benefits Committee.  If such a Participant Separates from Service with the Employer and all Affiliates before the end of the period described in the preceding sentence, any benefit calculations under the Plan shall include Compensation and Benefit Service through the date of such Separation from Service.

A Participant who Separates from Service with the Employer and all Affiliates after the period described in the first sentence of this Section and who has become a participant in the Supplemental Pension Plan shall have the benefit calculated under Article IV as of the date he is no longer a Participant transferred to the Supplemental Pension Plan.  Such transferred benefit shall constitute a minimum benefit as provided in Section 4.3 of the Supplemental Pension Plan.  The transferred benefit shall be calculated based on the reduction factors provided in this Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Supplemental Pension Plan formula, and if the transferred benefit exceeds such Supplemental Pension Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under this Plan.

A Participant whose benefit liability was transferred by the Company to International CCE Inc. under the Coca-Cola Enterprises, Inc. Executive Pension Plan on October 2, 2010 ceased to be a Participant on that day.  For the avoidance of doubt, the rules set forth in the two preceding paragraphs do not apply to such a Participant with respect to the transfer of the liability for his benefit hereunder to International CCE Inc.

ARTICLE IV
BENEFITS

4.1.          Calculation of Benefit.  A Participant’s benefit under this Plan shall be calculated in the manner described in this Section 4.1 and paid at the time and in the form provided in Section 4.2.

(a)                      Normal or Late Retirement.  A Participant who Separates from Service on or after attainment of his Normal Retirement Age shall be entitled to a benefit calculated based on a life annuity in an amount equal to the excess, if any, of (1) over (2) below:

(1)           A retirement benefit equal to 1.15% percent of the Participant’s Final Average Earnings plus 0.25% of the Participant’s Final Average Earnings in excess of the Social Security Taxable Wage Base in effect in the year the Participant Separates from Service, multiplied by the Participant’s Benefit Service.

(2)           The sum of (A) and (B) below:

(A)          The Participant’s Final Average Earnings Base Benefit.

(B)           The Participant’s Cash Balance Base Benefit.

If a Participant was previously an Employee and accrued a vested benefit under this Plan during that prior period of employment, then an amount shall be added to clause (2) above that is equal to such prior period vested Plan benefit determined in the form of a single life annuity payable at Normal Retirement Age.

Solely for purposes of this Article IV, “Benefit Service” shall also include, in calculating the amount under clause (1) and the Final Average Earnings Base Benefit under clause (2)(A), the number of months of Benefit Service, if any, expressly provided for under a severance agreement with the Employer or a severance plan of the Employer, or, if no additional Benefit Service is expressly provided for under such severance agreement or plan, the number of full months of the Participant’s compensation that was used to determine the amount paid to the Participant under such severance agreement or plan.  The crediting of such additional Benefit Service is contingent on the Participant signing any release or other agreement required by the Employer before the date specified by the Employer.

If a Participant becomes vested in his benefit under this Plan pursuant to the provision regarding transfers to a Related Company under Article V, the benefit calculated under clauses (2)(A) and 2(B) above shall be determined assuming that the Participant is also vested in his or her Final Average Earnings Base Benefit and Cash Balance Account Base Benefit; however, amounts paid to the Participant by the Related Company shall not be included in Compensation.

(b)                     Early and Deferred Vested Retirement.  A Participant who Separates from Service after he is vested pursuant to Article V and before he attains Normal Retirement Age shall be entitled to a benefit calculated based on a life annuity equal to the excess, if any, of (1) over (2):

(1)           The amount determined under Section 4.1(a)(1), reduced by 1.5% for each year, up to five years, by which the Participant’s Separation from Service precedes Normal Retirement Age and by 5% for each year, up to five years, by which the Participant’s Separation from Service precedes age 60.  The foregoing reductions shall be applied on a monthly basis.

(2)           The sum of (A) and (B) below:

(A)                              The Participant’s Final Average Earnings Base Benefit reduced for commencement before normal retirement age under the Pension Plan to the later of age 55 or Separation from Service using the early retirement factors thereunder.

(B)                                The Participant’s Cash Balance Account Base Benefit.

(c)                      Death Benefit.

(1)           If a Participant dies after becoming vested under Article V but before Separation from Service, the Participant’s Beneficiary shall be entitled to a benefit calculated based on the survivor portion of a joint and 50% survivor annuity based on the amount calculated under Section 4.1(a) or Section 4.1(b), as applicable, and converted to such form of payment applying the actuarial factors specified in the Pension Plan.  If the Participant’s Beneficiary is not a person (e.g., the Participant’s estate), the death benefit shall be calculated based on the assumption that the Beneficiary is the same age as the Participant.

(2)           If a Participant dies after Separation from Service with the Employer and all Affiliates but before payment is made or commences under Section 4.2, or after commencement of installment payments under Section 4.2, the Participant’s Beneficiary shall receive a lump-sum payment upon the Participant’s death equal to the lump-sum payment that was scheduled to be made to the Participant or the present value of the remaining installments that were scheduled to be made to the Participant.

(d)                     Limitation.  The total of the benefits payable under the Plan, the Final Average Earnings Base Benefit and the Cash Balance Account Base Benefit shall not exceed the lump-sum value of three times the applicable limit under Code section 415 as in effect on the date benefit payments commence.  The benefits under this Plan shall be reduced to the extent necessary to satisfy this Section 4.1(d).

4.2.          Commencement and Form of Benefit Payment.  The benefit calculated under Section 4.1 shall be paid at the time and in the form specified in this Section 4.2.

(a)                      Commencement.  Payments under this Plan shall be made or shall commence upon the first day of the month following the earlier of (i) the Participant’s Separation from Service with the Employer and all Affiliates or (ii) the Participant’s death.

Notwithstanding the foregoing, in the case of a Participant who was not an Employee on December 31, 2008 and whose benefits under this Plan had not commenced on or before such date, payments were made or commenced between January 1, 2009 and March 31, 2009, provided, however, that with respect to a Participant who was offered and made an election in 2008 for payment to be made between January 1 and March 31 of the year following the year in which the Participant reaches age 55, payments shall commence at such time.

Further notwithstanding the foregoing, any payment on account of a Separation from Service that would otherwise be made to a Participant who is a “specified employee” within the meaning of Code section 409A, using the methodology established by the Company and The Coca-Cola Company for determining specified employees, during the six-month period following the Participant’s Separation from Service shall not be made during such six-month period, and shall instead be made at the end of such six-month period.  Any payments that are not scheduled to be made during such six-month period shall be made at the time originally scheduled.

(b)                     Form upon Separation from Service.  In the event of a Participant’s Separation from Service, the Participant’s benefit shall be paid in the form described in this Section 4.2(b).

(1)           Except as otherwise provided in Section 4.2(b)(2), the Participant’s benefit shall be paid in the form of a lump sum or ten equal annual installments depending on the lump-sum value of his benefit.  The lump-sum value of a Participant’s benefit shall be determined as of his commencement date based on the Participant’s benefit calculated under Section 4.1(a) or (b), as applicable, converted into an actuarially equivalent lump sum.  If the lump-sum value is less than $250,000, the benefit shall be paid in the form of a single lump-sum payment.  If the lump-sum value is equal to or greater than $250,000, the benefit shall be paid in ten equal annual installments.  The first such installment shall be made upon the Participant’s commencement date under Section 4.2(a), and each succeeding installment shall be made on July 1 of each calendar year following the year of the Participant’s Separation from Service (accordingly, if the six-month delay described in Section 4.2(a) applies, two payments could be made in the year following the year of the Participant’s Separation from Service).  For purposes of Code section 409A, payments made in the form of installments shall be treated as a single payment made on the date of the first installment payment.

(2)           In the case of a Participant who elected during 2008 in the manner permitted by the predecessor to the Benefits Committee to have his benefit paid in a lump sum regardless of the lump-sum value of the benefit, the benefit was paid in a lump sum, determined as described in Section 4.2(b)(1).

(c)                      Form upon Death.  In the event of a Participant’s death, any benefit payable under Section 4.1(c)(1) shall be paid in the form of an actuarially equivalent lump sum, and any benefit payable under Section 4.1(c)(2) shall be paid in a lump sum as described in such Section.

(d)                     Benefit Calculations.  The actuarially equivalent lump sum described in this Section 4.2 shall be determined on the basis of the interest rate for 10-Year Treasury notes for September of the year preceding the year of payment, and the Code section 417(e)(3) “applicable mortality table.”  The ten equal annual installments payable under this Section 4.2 shall be determined based on the lump-sum value with a reasonable interest adjustment to account for the longer payment period as determined by the Benefits Committee.  In the event that an installment or lump-sum payment is delayed for six months pursuant to Section 4.2(a) or is not paid immediately following the applicable event described in Section 4.2(a), the delayed payment shall be credited with reasonable interest, as determined by the Benefits Committee, to reflect the delay in payment.  The lump-sum present value of remaining installments payable as a death benefit under Section 4.1(c)(2) will be calculated on the basis of actuarial assumptions determined in the discretion of the Benefits Committee.

4.3.          Minimum Benefit for Former Participants in Supplemental Pension Plan.  A Participant who participated in the Supplemental Pension Plan and transferred his benefit thereunder to the Plan pursuant to Section 3.2 of the Supplemental Pension Plan as a result of becoming eligible to participate in the Plan shall be entitled to a minimum benefit under this Plan equal to such Participant’s benefit calculated under Section 4.1 of the Supplemental Pension Plan as of the date he ceased to be an eligible employee thereunder.  The transferred benefit shall be calculated based on the reduction factors provided in the Supplemental Pension Plan for purposes of determining whether it exceeds the benefit provided under the generally applicable Plan formula, and if the transferred benefit exceeds such Plan benefit, it shall be converted to a lump sum or installments, as applicable, using the interest rate and mortality table applicable under the Supplemental Pension Plan.

4.4.          Benefit Accrual and Payment Following Separation from Service.  After a Participant has Separated from Service with the Employer and all Affiliates, the Participant shall not accrue any additional benefits under this Plan, regardless of whether the Participant receives ongoing severance payments or transfers to a Related Company.  Furthermore, the Participant’s rehire by the Employer or an Affiliate shall not affect the time or form of payment of the Participant’s benefit payable under the Plan with respect to any prior period of employment.

ARTICLE V
VESTING

A Participant shall be fully vested in his or her benefit if the Participant has at least five years of Vesting Service.  If the Participant Separates from Service with the Employer and all Affiliates before reaching five years of Vesting Service, the Participant shall forfeit all benefits under this Plan.  Notwithstanding the foregoing, a Participant shall be fully vested upon a transfer agreed to by the Employer to a Related Company if such Related Company has been identified by the Benefits Committee as eligible for this special rule.

ARTICLE VI
PLAN ADMINISTRATION

6.1.          Plan Administration.  The Plan shall be administered by the Benefits Committee.  All elections, designations and notices under the Plan shall be made at such times and in such manner as determined by the Benefits Committee.

The Benefits Committee shall consist of not fewer than five members, who may or may not be officers or employees of the Company or an Affiliate.  Each Benefits Committee member shall be appointed by and serve at the pleasure of The Coca-Cola Company’s Vice President of Human Resources or his or her designee (VPHR).  The VPHR shall have the right to remove any member of the Benefits Committee at any time.  A member may resign at any time by written resignation to the VPHR.  If a vacancy in the Benefits Committee should occur, a successor may be appointed by the VPHR.

6.2.          Benefits Committee Action.  Action of the Benefits Committee may be taken with or without a meeting of its members, provided, however, that any action shall be taken only upon the vote or other affirmative expression of a majority of committee members qualified to vote with respect to such action.  If a member of the Benefits Committee is a Participant, he shall not participate in any decision that solely affects his own benefits under the Plan.

6.3.          Rights and Duties.  The Benefits Committee shall administer the Plan and shall have all powers and discretion necessary to accomplish that purpose, including, but not limited to, the following:

(a)                      to construe, interpret, and administer the terms and intent of the Plan with its decisions to be final and binding on all parties;

(b)                     to make all determinations required by the Plan, and to maintain all necessary records of the Plan;

(c)                      to compute and certify to the Company the amount of benefits payable to Participants or Beneficiaries, and to determine the time and manner in which such benefits are to be paid; and

(d)                     to designate a subcommittee, individual, or individuals to exercise any authority of the Benefits Committee under this Plan.

6.4.          Compensation, Indemnity, and Liability.  The Benefits Committee shall serve as such without bond and without compensation for services hereunder.  All expenses of the Plan and the Benefits Committee shall be paid by the Employer.  No member of the Benefits Committee shall be liable for any act or omission of any other member or any act or omission on his own part, except his own willful misconduct.  The Employer shall indemnify and hold harmless each member of the Benefits Committee against any and all expenses and liabilities, including reasonable legal fees and expenses arising out of his membership on the Benefits Committee, except for expenses or liabilities arising out of his own willful misconduct.

6.5.          Taxes.  If all or any portion of a Participant’s or Beneficiary’s benefit under this Plan shall become subject to any income, employment, estate, inheritance, or other tax that the Employer shall be required to pay or withhold, the Employer shall have the full power and authority to withhold and pay such tax out of any monies or other property credited to such Participant or Beneficiary at the time the benefits under this Plan are distributable.

ARTICLE VII
CLAIMS PROCEDURE

Claims for benefits and appeals of claim determinations under the Plan shall be processed in the manner set forth under the claims and appeals procedures set forth in the Pension Plan.

An interested party who disagrees with the Benefits Committee’s determination of his or her right to Plan benefits or other Plan matters must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought.  Any claim must be brought within one year after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred.  Any suit must be brought within one year after the date the Benefits Committee has made a final denial (or deemed denial) of a claim for benefits.  Notwithstanding any other provision herein, any suit for a benefit must be brought within two years after (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. No claimant may file suit for a benefit until exhausting the claim review procedure described herein.

Any payment to a Participant or Beneficiary, or to his or her legal representative or heirs at law, all in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Benefits Committee and the Company, either of whom may require such Participant or Beneficiary, legal representative, or heirs at law, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Benefits Committee or the Company, as the case may be.  The required execution of any such release shall not affect the timing of payment pursuant to Article IV.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1.          Amendment.  The Company or Benefits Committee shall each have the right to amend the Plan in whole or in part at any time, provided, however, that no amendment shall reduce the benefits accrued on behalf of any Participant as of the effective date of such amendment. Any amendment shall be in writing and executed by a duly authorized officer of the Company or a member of the Benefits Committee.

8.2.          Termination of the Plan.  The Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, in accordance with and subject to Code section 409A.  In the event of termination of the Plan, the benefits accrued under the Plan on behalf of any Participant, as of the effective date of such termination, shall not be reduced and shall be distributed at a time and in the manner determined by the Benefits Committee, subject to the limitations of Code section 409A.

ARTICLE IX
MISCELLANEOUS

9.1.          Limitation on Participant’s Rights.  Participation in this Plan shall not give any Participant the right to be retained in the Employer’s employ or any rights or interest in this Plan or any assets of the Employer other than as herein provided.  The Employer reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to the extent provided herein.

9.2.          Benefits Unfunded.  The benefits provided by this Plan shall be unfunded.  All amounts payable under the Plan to Participants or Beneficiaries shall be paid from the general assets of the Employer, and nothing contained herein shall require the Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits.  Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer.  Participants and Beneficiaries shall have the status of general unsecured creditors of the Employer with respect to their benefits under the Plan or any other obligation of the Employer to pay benefits pursuant hereto.

Notwithstanding the preceding paragraph, the Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Benefits Committee may direct the trustee to pay such benefits to the Participant from the assets of the trust.

9.3.          Other Plans.  This Plan shall not affect the right of any Eligible Employee or Participant to participate in and receive benefits under any employee benefit plans that are maintained by the Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

9.4.          Governing Law.  This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereunder.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.

9.5.          Section 409A Compliance.  This Plan is intended to comply with Code section 409A, and shall be interpreted and operated in accordance with such intent.  Nothing in the Plan shall provide a basis for any person to take action against the Employer based on matters covered by Code section 409A, including the tax treatment of amounts accrued under the Plan, and the Employer shall not under any circumstances have any liability to any Participant or Beneficiary for any taxes, penalties, or interest due on amounts paid or payable under the Plan, including taxes, penalties, or interest imposed under Code section 409A.

9.6.          Gender, Number, and Headings.  In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

9.7.          Successors and Assigns; Nonalienation of Benefits.  This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns, provided, however, that the benefits of a Participant hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder shall be void, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement.

IN WITNESS WHEREOF, the Committee has caused this Plan to be executed by its duly authorized member this 13th day of December, 2010.

THE COCA-COLA COMPANY
BENEFITS COMMITTEE

By:	/s/ Susan M. Fleming

Title:	Committee Chair